                                                                    EXHIBIT 4.03



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                               WARRANT AGREEMENT


                                     Among


                         INTEGRATED ORTHOPAEDICS, INC.,


                   FW INTEGRATED ORTHOPAEDICS INVESTORS, L.P.


                                      AND

                 FW INTEGRATED ORTHOPAEDICS INVESTORS II, L.P.



                         Dated as of December 12, 1997




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

                               TABLE OF CONTENTS
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                                                                                                            Page

SECTION 1.  Definitions; Accounting Terms and Determinations................................................   1
      1.01  Definitions.....................................................................................   1
      1.02  Accounting Terms and Determinations.............................................................   4

SECTION 2.  Purchase and Sale of Warrant....................................................................   5
      2.01  Authorization and Issuance of Warrant Stock and Warrants........................................   5
      2.02  Issuance of the Warrant.........................................................................   5
      2.03  Securities Act Compliance.......................................................................   5

SECTION 3.  Representations and Warranties..................................................................   5

SECTION 4.  Restrictions on Transferability.................................................................   5
      4.01  Transfers Generally.............................................................................   5
      4.02  Transfers of Restricted Securities Pursuant to Registration Statements, Rule 144 and Rule 144A..   6
      4.03  Restrictive Legends.............................................................................   6
      4.04  Termination of Restrictions.....................................................................   6

SECTION 5.  Dispositions of Securities......................................................................   7
      5.01  Dispositions of Securities......................................................................   7

SECTION 6.  Adjustments.....................................................................................   7
      6.01  Dividends, Distributions and Purchases..........................................................   7
      6.02  Subdivisions and Combinations...................................................................   8
      6.03  Issuance of Common Stock........................................................................   9
      6.04  Issuance of other Securities, Rights or Obligation..............................................  10
      6.05  Superseding Adjustment..........................................................................  11
      6.06  Other Provisions Applicable to Adjustments under this Section 6.................................  12
      6.07  Merger, Consolidation or Disposition of Assets..................................................  12
      6.08  Other Action Affecting Common Stock.............................................................  13
      6.09  Notice of Adjustments...........................................................................  13
      6.10  Notice of Certain Corporate Action..............................................................  13

SECTION 7.  Holders' Rights.................................................................................  14
      7.01  Delivery Expenses...............................................................................  14
      7.02  Taxes...........................................................................................  14

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                                       i

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
      7.03  Replacement of Instruments......................................................................  15

SECTION 8.  Other Covenants of Issuer.......................................................................  15
      8.01  Restrictions on Performance.....................................................................  15
      8.02  Modification of Other Equity Documents..........................................................  15

SECTION 9.  Miscellaneous...................................................................................  15
      9.01  Home Office Payment.............................................................................  15
      9.02  Waiver..........................................................................................  16
      9.03  Notices.........................................................................................  16
      9.04  Amendments, Etc.................................................................................  17
      9.05  Successors and Assigns..........................................................................  17
      9.06  Survival........................................................................................  17
      9.07  Specific Performance............................................................................  17
      9.08  Captions........................................................................................  18
      9.09  Counterparts....................................................................................  18
      9.10  Governing Law...................................................................................  18
      9.11  Severability....................................................................................  18
      9.12  Entire Agreement................................................................................  18


                                      ii

                               WARRANT AGREEMENT


     THIS WARRANT AGREEMENT is made and entered into as of December 12, 1997, by and among Integrated Orthopaedics, Inc., a corporation duly organized and validly existing under the laws of the State of Texas (the "Issuer"), FW Integrated Orthopaedics Investors, L.P., a Texas limited partnership, and FW Integrated Orthopaedics Investors II, L.P., a Texas limited partnership (each a "Purchaser" and together, the "Purchasers").

     WHEREAS, the Issuer and Purchasers and, for certain limited purposes, certain other parties have entered into a Securities Purchase Agreement, dated as of December 12, 1997 (the "Securities Purchase Agreement").

     WHEREAS, pursuant to the Securities Purchase Agreement, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Issuer has agreed to issue Warrants (as hereinafter defined) to the Purchasers providing for the purchase of shares of Stock Units (as hereinafter defined) of the Issuer, in the manner hereinafter provided.

     NOW, THEREFORE, the parties hereto agree as follows:

     SECTION 1.  Definitions; Accounting Terms and Determinations.

     1.01 Definitions. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

     "Affiliate" shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

     "Board" shall mean the Board of Directors of Issuer.

     "Business Day" shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to remain closed.

     "Closing Date" shall mean the date of the original issuance of the Warrants hereunder.

     "Commission" shall mean the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act and/or the Exchange Act.

     "Common Stock" shall mean the Common Stock of the Issuer, par value $0.001 per share, or any other common stock or other securities receivable thereon, or into which the Common Stock is convertible or exchangeable, as a result of any recapitalization, reclassification, merger or consolidation of, or disposition of assets by, the Issuer.

     "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controls" and "Controlled" shall have meanings correlative thereto.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

     "Excluded Securities" shall mean, collectively, (i) the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, par value $.01 per share, of the Issuer (including additional shares of Series A Preferred Stock that have been heretofore issued or may be issued after the date hereof as a stock dividend on the Series A Preferred Stock), (ii) the shares of Common Stock issued or issuable by the Issuer in connection with the acquisition of Merritt Orthopedic Associates, P.C., Westside Orthopaedic Clinic, P.C., Lancaster Orthopedic Group, Inc., Longmont Orthopedic Sports Medicine Clinic, P.C., and Crossroads Orthopaedics, P.C., (iii) up to 1,682,582 shares of Common Stock issuable by the Company upon exercise of stock options to acquire shares of Common Stock that have been granted by the Company prior to the Original Issue Date, and (iv) up to 800,000 additional shares of Common Stock that may be issuable upon exercise of stock options that may be granted pursuant to the Company's 1997 Long Term Incentive Plan within the two year period after the Original Issue Date. For purposes of clause (iv) above, the first 800,000 stock option awards granted within such two year period shall be the shares included.

     "Exercise Price" shall have the meaning assigned to such term in the form of Warrant attached as Annex 1 hereto.

     "Expiration Date" shall have the meaning assigned to such terms in the form of the Warrant attached as Annex 1 hereto.

     "GAAP" shall mean generally accepted accounting principles, consistently applied throughout the specified period.

     "Governmental Authority" shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory, monetary or administrative powers or functions of or pertaining to government.

     "Holder" shall mean any Person who acquires Warrants or Warrant Stock pursuant to the provisions of this Agreement, including any transferees of Warrants or Warrant Stock; provided, however, that a holder of Warrant Stock purchased pursuant to an effective registration statement or pursuant to Rule 144 shall not be deemed a Holder.

     "include" and "including" shall be construed as if followed by the phrase "without being limited to".

     "Issuer" shall have the meaning assigned to such term in the preamble of this Agreement.

     "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

     "Option Plans" shall mean any employee stock option plan of the Issuer.

     "Other Equity Documents" shall mean the articles of incorporation of the Issuer, the by-laws of the Issuer and any Option Plan.

     "Person" shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

     "Restricted Certificate" shall mean a certificate for Warrant Stock or Warrants required to bear the restrictive legend set forth in Section 4.03.

     "Restricted Securities" shall mean Restricted Warrant Stock and Restricted Warrants.

     "Restricted Warrant Stock" shall mean Warrant Stock evidenced by a Restricted Certificate.

     "Restricted Warrants" shall mean Warrants evidenced by a Restricted Certificate.

     "Rule 144" shall mean Rule 144 promulgated by the Commission under the Securities Act (or any successor or similar rule then in force).

     "Rule 144A" shall mean Rule 144A promulgated by the Commission under the Securities Act (or any successor or similar rule then in force).

     "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

     "Shareholder" shall mean any Person who directly or indirectly owns any shares of Common Stock (including Warrant Stock).

     "Stock Unit" shall mean one share of Common Stock, as such Common Stock is constituted on the date hereof, and thereafter shall mean such number of shares (including any fractional shares) of Common Stock and other securities, cash or other property as shall result from the adjustments specified in Section 6.

     "Subsidiary" of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(b) any company, partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a direct or indirect Subsidiary of the Issuer.

     "Warrant Stock" shall mean all shares of Common Stock issuable from time to time upon exercise of the Warrant.

     "Warrant" and "Warrants" shall mean the Warrant issued by the Issuer pursuant to this Agreement, evidencing rights to purchase Stock Units, and all Warrants issued upon transfer, division or combination of, or in substitution for, any thereof.

     1.02 Accounting Terms and Determinations. Except as otherwise may be expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Holder hereunder shall be prepared, in accordance with GAAP. All calculations made for the purposes of determining compliance with the terms of this Agreement shall (except as otherwise may be expressly provided herein) be made by application of GAAP.

     SECTION 2.  Purchase and Sale of Warrant.

     2.01 Authorization and Issuance of Warrant Stock and Warrants. The Issuer has authorized (a) the issuance of the Warrants evidenced by the warrant certificates in the form of Annex 1 hereto; and (b) the issuance of such number of shares of Warrant Stock as shall be necessary to permit the Issuer to comply with its obligations to issue shares of Warrant Stock pursuant to the Warrants.

     2.02 Issuance of the Warrant. In consideration of the execution and delivery of the Securities Purchase Agreement by Purchasers and for other good and valuable consideration:

          (a) the Issuer shall issue to the Purchasers the Warrants; and

          (b) the Issuer shall deliver to each of the Purchasers a single certificate for the Warrants, registered in the name of the respective Purchaser, except that if the Purchasers shall notify the Issuer in writing prior to such issuance that they desire certificates for Warrants to be issued in other denominations or registered in the name or names of any Affiliate, nominee or nominees of the Purchasers for its or their benefit, then the certificates for Warrants shall be issued to the Purchasers in the denominations and registered in the name or names specified in such notice.

     2.03 Securities Act Compliance. The Purchasers understand that the Issuer has not registered the Warrants or the Warrant Stock under the Securities Act or applicable state securities laws, and the Purchasers agree that neither the Warrants nor the Warrant Stock shall be sold or transferred or offered for sale or transfer without registration or qualification under the Securities Act or applicable state securities laws or the availability of an exemption therefrom, all as more fully provided in Section 4.

     SECTION 3. Representations and Warranties. The Issuer confirms that each of the representations and warranties contained in the Securities Purchase Agreement are true and correct as of the date hereof.

     SECTION 4.  Restrictions on Transferability.

     4.01 Transfers Generally. Except as otherwise provided in Section 5, the Restricted Securities shall be transferable only upon the conditions specified in this Section 4, which conditions are intended to ensure compliance with the provisions of the Securities Act and applicable state securities laws in respect of the transfer of any Restricted Securities.

     4.02 Transfers of Restricted Securities Pursuant to Registration Statements, Rule 144 and Rule 144A. The Restricted Securities may be offered or sold by the Holder thereof pursuant to (a) an effective registration statement under the Securities Act, (b) to the extent applicable, Rule 144 or Rule 144A or
(c) any other legally available means of transfer.

     4.03 Restrictive Legends.  Unless and until otherwise permitted by this
Section 4, the certificates for the Warrants issued under this Agreement, each certificate for any Warrants issued to any subsequent transferee of any such certificate, each certificate for any Warrant Stock issued upon exercise of any Warrant and each certificate for any Warrant Stock issued to any subsequent transferee of any such certificate, shall be stamped or otherwise imprinted with a legend in substantially the following form:

     "THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THAT CERTAIN WARRANT AGREEMENT DATED AS OF DECEMBER 12, 1997 (THE "WARRANT AGREEMENT"), AMONG INTEGRATED ORTHOPAEDICS, INC., A TEXAS CORPORATION (THE "ISSUER"), FW INTEGRATED ORTHOPAEDICS INVESTORS, L.P., AND FW INTEGRATED ORTHOPAEDICS INVESTORS II, L.P., AS THE WARRANT AGREEMENT MAY BE MODIFIED AND SUPPLEMENTED AND IN EFFECT FROM TIME TO TIME, AND NO TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. A COPY OF THE FORM OF THE WARRANT AGREEMENT IS ON FILE AND MAY BE INSPECTED AT THE PRINCIPAL EXECUTIVE OFFICE OF THE ISSUER. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY THE PROVISIONS OF THE WARRANT AGREEMENT.

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND ACCORDINGLY, SUCH SECURITIES MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

     4.04 Termination of Restrictions.  All of the restrictions imposed by this
Section 4 upon the transferability of the Restricted Securities shall cease and terminate as to any particular Restricted Security when such Restricted Security shall have been effectively registered under the Securities Act and applicable state securities laws and sold by the Holder thereof in accordance with such registration or sold under and pursuant to Rule 144 or is eligible to be sold under and pursuant to paragraph (k) of Rule 144. Whenever the restriction imposed by this Section 4 shall terminate as to any Restricted Security as hereinabove provided, the Holder thereof shall be entitled to receive from the Issuer, without expense, a new certificate evidencing such Restricted Security not bearing the restrictive legend otherwise required to be borne by a certificate evidencing such Restricted Security.

     SECTION 5.  Dispositions of Securities.

     5.01 Dispositions of Securities.

          (a) Subject to compliance with the Securities Act, applicable state securities laws and the requirement as to placement of a legend on certificates for Restricted Securities specified in Section 4.03, this Warrant and all rights hereunder are transferable (subject to any restrictive legends hereon), in whole or in part, upon surrender of this Warrant to the Issuer, together with a written assignment of this Warrant duly executed by the Holder hereof or such Holder's agent or attorney. Such written assignment shall be in the form of the Assignment Form attached as Annex 2 hereto. Upon such surrender, the Issuer shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and the original Warrant shall promptly be canceled.

          (b) The Warrant may be exchanged for other Warrants of the same series upon presentation to the Issuer, together with a written notice specifying the denominations in which new Warrants are to be issued, signed by the Holder hereof. The Issuer shall execute and deliver a new Warrant or Warrants to the Holder in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. The Issuer shall pay all expenses, taxes (other than Federal, state or local income taxes) and other charges payable in connection with the preparation, issuance and delivery of the Warrants, including any transfer or exchange thereof.

          (c) The Issuer shall maintain books for the registration and transfer of the Warrants, and shall allow each Holder to inspect such books at such reasonable times as such Holder shall request.

     SECTION 6.  Adjustments.

     6.01 Dividends, Distributions and Purchases.

          (a) If the Issuer shall pay or distribute during any calendar quarter any cash dividend to holders of its Common Stock in excess of 0.75% of the market price of its Common Stock immediately prior to the declaration of such dividend, then (at the sole option of the Holder) either (i) the per share Exercise Price shall be adjusted downward by the per share amount of such dividend or (ii) the number of shares of Warrant Stock comprising a Stock Unit shall be adjusted to be that number determined by multiplying the number of shares of Warrant Stock comprising a Stock Unit immediately prior to the payment of such dividend by a fraction (A) the numerator of which shall be equal to the per share Exercise Price immediately prior to the payment of such dividend and (B) the denominator of which shall be equal to the per share Exercise Price as determined in clause (i) of this Section 6.01(a);

          (b) If at any time the Issuer shall pay any dividend or make any other distribution to holders of its Common Stock of any evidence of indebtedness or other property of any nature whatsoever (other than as provided in Sections 6.01(a), 6.02, 6.03(i)(A) and 6.04(i)(A) hereof), the Issuer shall at the same time pay or distribute to each Holder of Warrants that are by their terms then exercisable (whether or not such Holder exercises such Warrants) the evidence of indebtedness or other property such Holder would have been entitled to receive if such Holder had exercised such Warrants immediately prior to the record date for such dividend or distribution; and

          (c) If at any time the Issuer shall propose to purchase or redeem any shares of its Common Stock owned by any of its Affiliates for cash, evidence of indebtedness or other property of any nature whatsoever, the Issuer shall deliver to each Holder of Warrants that are by their terms then exercisable or shares of Warrant Stock a notice of such proposed purchase or redemption, and each such Holder shall, at its option, have the right to require the Issuer to at the same time purchase or redeem Warrants that are by their terms then exercisable and shares of Warrant Stock owned by such Holder, pro-rata based on the number of shares of such other Common Stock to be so purchased or redeemed, on the same terms and conditions as the proposed purchase or redemption of such other Common Stock and for the same consideration per Warrant or share of Warrant Stock, as the case may be, as is paid to the holders of such other Common Stock for each share of Common Stock so redeemed or purchased, minus, in the case of Warrants, the exercise price of the Warrants to be so purchased or redeemed.

     6.02 Subdivisions and Combinations.  If at any time the Issuer shall:

          (a) take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution of Common Stock;

          (b) subdivide, split or reclassify its outstanding shares of Common Stock into a larger number of shares of Common Stock; or

          (c) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock;

then immediately after the occurrence of any such event the number of shares of Warrant Stock comprising a Stock Unit shall be adjusted so as to equal the number of shares of Warrant Stock that such Holder would have been entitled to receive if such Holder had exercised the Warrant immediately prior to the occurrence of such event.

     6.03 Issuance of Common Stock. In case at any time the Issuer (i)(A) shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase shares of any class or series of Common Stock or (B) shall otherwise sell or issue such securities and (ii) the consideration per share of Common Stock to be paid upon such issuance or subscription is less than the Exercise Price on such record date, then (at the sole option of the Holder) either:

          (x) the Exercise Price shall be adjusted to be that price determined by dividing (i) an amount equal to the sum of (A) the product of (1) the number of shares of Common Stock outstanding immediately before such issuance, distribution, subscription or purchase and (2) the then existing Exercise Price plus (B) the aggregate consideration, if any, received by the Issuer upon such issuance for the total number of shares of Common Stock to be issued, distributed, subscribed for or purchased, by (ii) the total number of shares of Common Stock outstanding immediately after such issuance, distribution, subscription or purchase; or

          (y) the number of shares of Warrant Stock comprising a Stock Unit shall be adjusted to be that number determined by multiplying the number of shares of Warrant Stock comprising a Stock Unit immediately prior to such record date by a fraction (not to be less than one) (i) the numerator of which shall be equal to the product of (A) the number of shares of Common Stock outstanding after giving effect to such issuance, distribution, subscription or purchase and (B) the Exercise Price determined immediately before such record date and (ii) the denominator of which shall be equal to the sum of (A) the product of (1) the number of shares of Common Stock outstanding immediately before such record date and (2) the Exercise Price determined immediately before such record date and (B) the aggregate consideration to be received by the Issuer for the total number of shares of Common Stock to be issued, distributed, subscribed for or purchased.

Aggregate consideration for purposes of this Section 6.03 shall be determined as follows: In case any shares of Common Stock shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount payable to the Issuer therefor, after deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts or, in the case of a private placement thereof, finders' fees or commissions paid or allowed by the Issuer in connection therewith. In case any shares of Common Stock shall be issued or sold for a consideration other than cash payable to the Issuer, the consideration received therefor shall be deemed to be the fair value of such consideration as determined by the Board, after deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Issuer in connection therewith. In case any shares of Common Stock shall be issued in connection with any merger of another corporation into the Issuer, the amount of consideration therefor shall be deemed to be the fair value as determined by the Board of such portion of the assets of such merged corporation as the Board shall determine to be attributable to such shares of Common Stock.

     6.04 Issuance of other Securities, Rights or Obligation. In case at any time the Issuer (i)(A) shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase options to purchase or rights to subscribe for Common Stock or security directly or indirectly convertible into or exchangeable for Common Stock (or options or rights with respect to such securities) or (B) shall otherwise issue or sell any such options, rights or securities and (ii) the consideration per share for which Common Stock is deliverable upon exercise of such options or rights or conversion or exchange of such securities (determined by dividing (x) the total amount received or receivable by the Issuer in consideration of the issuance of or subscription for such options, rights or securities, plus the minimum aggregate amount of premiums (if any) payable to the Issuer upon such exercise, conversion or exchange, by (y) the total maximum number of shares of Common Stock necessary to effect the exercise, conversion or exchange of all such options, rights or securities) shall be less than the Exercise Price on such record date or sale or issuance date, as the case may be, then the number of shares of Warrant Stock comprising a Stock Unit shall be adjusted to be that number determined by multiplying the number of shares of Warrant Stock comprising a Stock Unit immediately prior to such date by a fraction (not to be less than one) (i) the numerator of which shall be equal to the product of (A) the total maximum number of shares of Common Stock outstanding after giving effect to the assumed exercise or conversion of all such options, rights or securities and (B) the Exercise Price determined immediately before such date and (ii) the denominator of which shall be equal to the sum of (A) the product of (l) the number of shares of Common Stock outstanding immediately before such date and (2) the Exercise Price determined immediately before such date and (B) the aggregate consideration per share (determined as set forth in subsection
(ii)(x) and (y) above) for which Common Stock is deliverable upon exercise, conversion or exchange of such options, rights or securities; provided, however, that this Section 6.04 shall not apply to the issuance of Excluded Securities. Aggregate consideration for purposes of the immediately preceding clause (B) shall be determined as follows: In case any options, rights or convertible or exchangeable securities (or options or rights with respect thereto) shall be issued or sold, or exercisable, convertible or exchangeable for cash, the consideration received therefor shall be deemed to be the amount payable to the Issuer (determined as set forth in subsection (ii)(x) and (y) above) therefor, after deduction therefrom of any expense incurred or any underwriting commissions or concessions or discounts or, in the case of a private placement thereof, finders' fees or commissions paid or allowed by the Issuer in connection therewith. In case any such options, rights or securities shall be issued or sold, or exercisable, convertible or exchangeable for a consideration other than cash payable to the Issuer, the consideration received therefor (determined as set forth in subsection (ii)(x) and (y) above) shall be deemed to be the fair value of such consideration as determined by the Board, after deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Issuer in connection therewith. In case any such options, rights or securities shall be issued or sold, or excisable, convertible or exchangeable in connection with any merger of another corporation into the Issuer, the amount of consideration therefor shall be deemed to be the fair value as determined by the Board of such portion of the assets of such merged corporation as the Board shall determine to be attributable to such options, rights or securities.

     6.05 Superseding Adjustment. If, at any time after any adjustment in the number of shares of Warrant Stock comprising a Stock Unit shall have been made on the basis of the issuance of any options or rights, or convertible or exchangeable securities (or options or rights with respect to such securities) pursuant to Section 6.04 hereof:

          (a) the options or rights shall expire prior to exercise or the right to convert or exchange any such securities shall terminate; or

          (b) the consideration per share for which shares of Common Stock are issuable pursuant to the terms of such options or rights or convertible or exchangeable securities shall be increased or decreased, other than under or by reason of provisions designed to protect against dilution;

such previous adjustment shall be rescinded and annulled. Thereupon, a recomputation shall be made of the effect of such options or rights or convertible or exchangeable securities with respect to shares of Common Stock on the basis of

          (A) treating the number of shares of Common Stock, if any, theretofore actually issued or issuable pursuant to the previous exercise, conversion or exchange of such options, rights or securities as having been issued on the date or dates of such exercise, conversion or exchange and for the consideration actually received and receivable therefore, and

          (B) treating any such options, rights or securities which then remain outstanding as having been granted or issued immediately after the time of such increase or decrease for the consideration per share for which shares of Common Stock are issuable upon exercise, conversion or exchange of such options, rights or securities.

To the extent called for by the foregoing provisions of this Section 6.05 on the basis aforesaid, a new adjustment in the number of shares of Warrant Stock comprising a Stock Unit shall be made, determined using the Exercise Price used at the time of the original determination, which new adjustment shall supersede the previous adjustment so rescinded and annulled. If the exercise, conversion or exchange price provided for in any such option, right or security shall decrease at any time under or by reason of provisions designed to protect against dilution, then in the case of the delivery of shares of Common Stock upon the exercise, conversion or exchange of any such option, right or security, the Stock Unit purchasable upon the exercise of a Warrant shall forthwith be adjusted in the manner which would have obtained had the adjustment made upon issuance of such option, right or security been made upon the basis of the issuance of (and the aggregate consideration received for) the shares of Common Stock delivered as aforesaid.

     6.06 Other Provisions Applicable to Adjustments under this Section 6. The following provisions shall be applicable to the making of adjustments of the number of shares of Warrant Stock comprising a Stock Unit:

          (a) The sale or other disposition of any issued shares of Common Stock owned or held by or for the account of the Issuer shall be deemed to be an issuance thereof for purpose of this Section 6.

          (b) In computing adjustments under this Section 6, fractional interest in Common Stock shall be taken into account to the nearest one-thousandth of a share.

          (c) If the Issuer shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

     6.07 Merger, Consolidation or Disposition of Assets. If the Issuer shall merge or consolidate with another corporation, or shall sell, transfer or otherwise dispose of all or substantially all of its assets to another corporation and pursuant to the terms of such merger, consolidation or disposition of assets, cash, shares of common stock or other securities of the successor or acquiring corporation, or property of any nature is to be received by or distributed to the holders of Common Stock of the Issuer, then each Holder of Warrants that are by their terms then exercisable shall, at such Holder's election, have the right to receive (whether or not such Holder exercises such Warrants) the amount it would have been entitled to receive if such Holder had exercised such Warrants immediately prior to the occurrence of such merger, consolidation or disposition of assets, net of the Exercise Price of such Warrants, and shall thereupon be deemed to have exercised such Warrants. In case of any such merger, consolidation or disposition of assets in which the foregoing election is not made, the successor or acquiring corporation (and any affiliate thereof issuing securities) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Warrant to be performed and observed by the Issuer and all of the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board and reasonably acceptable to the Holders of a majority in interest of the Warrants) in order to provide for adjustments of Stock Units which shall be as nearly equivalent as practicable to the adjustments provided for in this Section. The foregoing provisions shall similarly apply to successive mergers, consolidations and dispositions of assets.

     6.08 Other Action Affecting Common Stock. If at any time or from time to time the Issuer shall take any action affecting its Common Stock, other than an action described in any of the foregoing subsections of this Section 6 or an action taken in the ordinary course of the Issuer's business and consistent with past practice, then, unless in the reasonable opinion of the Board such action will not have a material adverse effect upon the rights of the Holders of the Warrant, the terms of the Warrant shall be adjusted in such manner and at such time as the Board shall in good faith determine to be equitable in the circumstances, but no such adjustment shall decrease the number of shares of Warrant Stock comprising a Stock Unit.

     6.09 Notice of Adjustments. Whenever the number of shares of Warrant Stock comprising a Stock Unit shall be adjusted pursuant to this Agreement, the Issuer shall forthwith obtain a certificate signed by the Issuer's chief financial officer (or, if a majority in interest of the Holders so request after delivery of a certificate from the chief financial officer, signed by a firm of independent accountants of recognized national standing selected by the Issuer), setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated and specifying the number of shares of Warrant Stock comprising a Stock Unit, after giving effect to such adjustment or change. The Issuer shall promptly cause a signed copy of such certificate to be delivered to each Holder. The Issuer shall keep at its office copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by any Holder or any prospective purchaser of Warrants designated by the registered Holder hereof.

     6.10 Notice of Certain Corporate Action. If the Issuer shall propose (i) to pay any dividend to the holders of its Common Stock or to make any other distribution to the holders of its Common Stock; (ii) to offer to the holders of its Common Stock rights to subscribe for or to purchase any additional shares of Common Stock (or options or rights with respect thereto); (iii) to effect any reclassification of its Common Stock; (iv) to otherwise issue any Common Stock or other securities, excluding the issuance, conversion, exercise or exchange of Excluded Securities; (v) to effect any capital reorganization, excluding the issuance, conversion, exercise or exchange of Excluded Securities; (vi) to effect any consolidation, merger or sale, transfer or other disposition of all or substantially all of its assets; or (vii) to effect the liquidation, dissolution or winding up of the Issuer, then, in each such case, the Issuer shall give to each Holder of Warrants a notice of such proposed action, which shall specify the date on which a record is to be taken for the purposes of such dividend, distribution or right offer, or the date on which such reclassification, issuance, reorganization, consolidation, merger, sale, transfer, disposition, liquidation, dissolution or winding up is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the Common Stock, and the number of shares of Warrant Stock which will comprise a Stock Unit after giving effect to any adjustment which will be required as a result of such action. Such notice shall be so given in the case of any action covered by clause (i) or (ii) above at least 20 days prior to the record date for determining holders of the Common Stock for purposes of such action, and in the case of any other such action, at least 20 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier.

     SECTION 7.  Holders' Rights.

     7.01 Delivery Expenses. If any Holder surrenders any certificate for Warrants or Warrant Stock to the Issuer or a transfer agent of the Issuer for exchange for instruments of other denominations or registered in another name or names, the Issuer shall cause such new instruments to be issued and shall pay the cost of delivering to such Holder from the Issuer or its transfer agent, duly insured, the surrendered instrument and any new instruments issued in substitution or replacement for the surrendered instrument.

     7.02 Taxes. The Issuer shall pay all taxes (other than Federal, state or local income taxes) which may be payable in connection with the execution and delivery of this Agreement or the issuance of the Warrants and Warrant Stock hereunder or in connection with any modification of this Agreement or the Warrants and shall hold each Holder harmless without limitation as to time against any and all liabilities with respect to all such taxes. The obligations of the Issuer under this Section 7.02 shall survive any redemption, repurchase or acquisition of Warrants or Warrant Stock by the Issuer, any termination of this Agreement, and any cancellation or termination of the Warrants.

     7.03 Replacement of Instruments. Upon receipt by the Issuer of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any certificate or instrument evidencing any Warrants or Warrant Stock, and

          (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it, provided that, if the Common Stock is not at the time publicly traded and the owner of the same is either of the Purchasers or an institutional lender or investor, its or their own agreement of indemnity shall be deemed to be satisfactory), or

          (b) in the case of mutilation, upon surrender or cancellation thereof, at its expense, the Issuer, at its expense, shall execute, register and deliver, in lieu thereof, a new certificate or instrument for (or covering the purchase of) an equal number of Warrants or Warrant Stock.

     SECTION 8. Other Covenants of Issuer. The Issuer agrees with each Holder that, so long as any of the Warrants and/or Warrant Stock shall be outstanding:

     8.01 Restrictions on Performance. The Issuer shall not at any time enter into an agreement or other instrument limiting in any manner its ability to perform its obligations under this Agreement or the Warrants, or making such performance or the issuance of Warrant Stock upon the exercise of any Warrant a default under any such agreement or instrument.

     8.02 Modification of Other Equity Documents. The Issuer shall not amend or consent to any modification, supplement or waiver of any provision of any Other Equity Documents in any manner which would have an adverse effect on the Warrant Stock Holders, in each case without the prior written consent of the Holders of two-thirds of the Warrant Stock issued or issuable upon exercise of the Warrants. Without limiting the generality of the foregoing, the Issuer shall not amend, or consent to any modification, supplement or waiver of any provision of any Other Equity Documents in a way which would (i) restrict the transferability of the Warrants and the Warrant Stock, (ii) restrict the transferability of the rights of any Holder in this Agreement to any transferee of all or a portion of such Holder's Warrants and/or Warrant Stock or (iii) require any consent or other approval of any Person to the exercise of the Warrants by any Holder or the issuance of Warrant Stock upon such exercise or the admission of such Holder as a shareholder of the Issuer upon such exercise.

     SECTION 9.  Miscellaneous.

     9.01 Home Office Payment. Notwithstanding anything to the contrary in this Agreement or the Warrants, so long as either of the Purchasers or any nominee designated by either of them shall be a Holder, the Issuer shall punctually pay all amounts which become due and payable with respect to any Warrant or Warrant Stock to such Purchasers at the addresses registered on the books of the Issuer maintained for such purpose, or at such other place and in such manner as such Purchasers may designate by notice to the Issuer, without presentation or surrender of such Warrants or the making of any notation thereon. Each Purchaser agrees that prior to the sale, transfer or other disposition of a part of any Warrant, it will make notation thereon of the number of shares of Warrant Stock covered by the part of the Warrant sold, transferred or disposed, or surrender the same in exchange for a Warrant covering the number of shares of Warrant Stock remaining on the Warrant so surrendered. The Issuer agrees that the provisions of this Section 9.01 shall inure to the benefit of any other Holder registered on the books of the Issuer.

     9.02 Waiver.   No failure on the part of any Purchaser to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or the Warrants shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or the Warrant preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

     9.03 Notices.

          (a) All notices, requests and other communications provided for herein and the Warrants (including any waivers or consents under this Agreement and the Warrants) shall be given or made in writing,

               (i)    if to the Issuer:

                      Address for Notices:

                      Integrated Orthopaedics, Inc.
                      5858 Westheimer, Suite 500
                      Houston, Texas  77057
                      Attention: Chief Executive Officer
                      Fax No.: (713) 339-2858

               (ii) if to Purchasers or any other Person who is the registered Holder of any Warrants or Warrant Stock, to the address for such Holder as it appears in the stock or warrant ledger of the Issuer;

or, in the case of any Holder, at such other address as shall be designated by such party in a notice to the Issuer; or, in the case of the Issuer, at such other address as the Issuer may designate in a notice to the Purchasers and all other Holders.

     (b) All such notices, requests and other communications shall be: (i) personally delivered, sent by courier guaranteeing overnight delivery or sent by registered or certified mail, return receipt requested, postage prepaid, in each case given or addressed as aforesaid; and (ii) effective upon-receipt.


     9.04 Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by the Issuer and the Holders of two-thirds of the Warrant Stock issued or issuable upon exercise of the Warrants; provided, however, that (a) the consent of the Holders of any Warrant Stock or Warrants shall not be required with respect to any amendment or waiver which does not affect the rights or benefits of such class under this Agreement and (b) no such amendment or waiver shall, without the written consent of all Holders of such Warrant Stock and Warrants at the time outstanding, amend this Section 9.04.

     9.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     9.06 Survival. All representations and warranties made by the Issuer herein or in any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the Purchasers and shall survive the issuance of the Warrants or the Warrant Stock regardless of any investigation made by or on behalf of the Purchasers. All statements in any such certificate or other instrument so delivered shall constitute representations and warranties by the Issuer hereunder.

     9.07 Specific Performance. Damages in the event of a breach of this Agreement by a Holder or the Issuer would be difficult, if not impossible, to ascertain and it is therefore agreed that each Holder and the Issuer, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each Holder and the Issuer hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude the Holders or the Issuer from pursuing any other rights and remedies at law or in equity which the Holders or the Issuer may have.

     9.08 Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

     9.09 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart signature page or counterpart.

     9.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Texas without giving effect to the conflicts of law principles thereof.

     9.11 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in all force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal invalid or unenforceable provision as may be possible.

     9.12 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and together with the Warrants contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Warrant Agreement as of the date first above written.

                              INTEGRATED ORTHOPAEDICS, INC.



                              By: /s/ Ronald E. Pierce
                                 --------------------------------------------
                              Name:  Ronald E. Pierce
                                   ------------------------------------------
                              Title:  President
                                    -----------------------------------------


                              FW INTEGRATED ORTHOPAEDICS, L.P.


                              By:   GROUP 31, INC.,
                                    its General Partner

                                    By:  /s/ Scott J. Hancock
                                       --------------------------------------
                                     Name:  Scott J. Hancock
                                          -----------------------------------
                                     Title:  Vice President & Ass't Secretary
                                           ----------------------------------

                              FW INTEGRATED ORTHOPAEDICS INVESTORS II, L.P.

                              By:   FW GROUP GENPAR, INC.,
                                    its General Partner

                                    By:  /s/ Scott J. Hancock
                                       --------------------------------------
                                     Name:  Scott J. Hancock
                                          -----------------------------------
                                     Title:  Vice President & Ass't Secretary

                                                                         Annex 1
                                                                              To
                                                               Warrant Agreement

                               [Form of Warrant]


THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THAT CERTAIN WARRANT AGREEMENT DATED AS OF DECEMBER 12, 1997 (THE "WARRANT AGREEMENT"), AMONG INTEGRATED ORTHOPAEDICS, INC., A TEXAS CORPORATION (THE "ISSUER"), FW INTEGRATED ORTHOPAEDICS INVESTORS, L.P., AND FW INTEGRATED ORTHOPAEDICS INVESTORS II, L.P., AS THE WARRANT AGREEMENT MAY BE MODIFIED AND SUPPLEMENTED AND IN EFFECT FROM TIME TO TIME, AND NO TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. A COPY OF THE FORM OF THE WARRANT AGREEMENT IS ON FILE AND MAY BE INSPECTED AT THE PRINCIPAL EXECUTIVE OFFICE OF THE ISSUER. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY THE PROVISIONS OF THE WARRANT AGREEMENT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND ACCORDINGLY, SUCH SECURITIES MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

Number of
Stock Units: _____________                              Warrant No. ________

                                    WARRANT

                          to Purchase Common Stock of

                         INTEGRATED ORTHOPAEDICS, INC.

     THIS IS TO CERTIFY THAT ___________________________________, or its
registered assigns (the "Holder"), is entitled to purchase ______ Stock Units at the Exercise Price (as defined below), in whole or in part, from time to time from Integrated Orthopaedics, Inc., a Texas corporation (the "Issuer"), at any time on and after July 1, 2000, but not later than 5:00 p.m., Houston time, on the Expiration Date (as defined below), subject to the terms and conditions hereinbelow provided. All capitalized terms unless otherwise defined herein shall have the meanings set forth in the Warrant Agreement. "Exercise Price" per share of Warrant Stock shall mean $8.00; provided, however, that, upon receipt of the requisite vote of the holders of Common Stock approving the following adjustment, the Exercise Price shall be the lesser of (i) $8.00, (ii) the average closing sales price of the Common Stock for the twenty trading days immediately prior to the Closing Date, (iii) the average closing sales price of the Common Stock for the twenty trading days immediately following the Closing Date, (iv) the average closing sales price of the Common Stock for the twenty trading days immediately following public disclosure of the Issuer's earnings for calendar 1998 and (v) the average closing sales price of the Common Stock for the twenty trading days immediately following public disclosure of the Issuer's earnings for calendar 1999. "Expiration Date" shall mean the fifth anniversary of the date on which this Warrant first becomes exercisable for Warrant Stock; provided, however, that the Issuer shall provide written notice to the Holder at least ten days before the Expiration Date (but no more than 30 days before the Expiration Date) informing the Holder that this Warrant is subject to this expiration provision; provided further that if no such notice is provided as contemplated by the immediately preceding proviso, the Expiration Date shall mean the date which is ten days after Holder's receipt of such notice. The number of Stock Units that this Warrant is exercisable for may be reduced in accordance with Schedule B hereto based on the Issuer's Revenue and EBITDA (each as defined below) for calendar years 1998 and 1999. "Revenue" shall mean accrual based gross clinic revenues less provisions for doubtful accounts, contractual adjustments and amounts retained by physician groups, which shall be audited by the Issuer's auditors in the course of their annual audit, consistent with past practices. "EBITDA" shall mean Revenue less all expenses except interest, taxes, depreciation and amortization. For purpose of calculating Revenue and EBITDA herein, any Revenue or EBITDA attributable to businesses other than the provision of professional medical services and ancillary services by Physician Practice Groups (as defined below) shall be excluded from such calculation. "Physician Practice Groups" are defined as (i) physicians and groups of physicians engaged in, and professional medical corporations and other entities employing or engaging physicians for, the provision of medical services and that have a management or similar relationship with the Issuer or a Subsidiary of the Issuer and (ii) physician practice management companies acquired by the Issuer or any of its Subsidiaries. (In connection with any acquisition consummated by the Issuer subsequent to the Closing Date, the acquired business will be considered a Physician Practice Group for purposes of this Warrant unless the Purchasers shall object to such designation. If the Issuer and the Purchasers are unable to agree upon a designation with respect to an acquisition, the Board of Directors of the Issuer shall submit the issue for resolution to a special committee consisting of independent accountants and independent directors created by the Board of Directors of the Issuer. The determination of the special committee shall be final and binding upon the Issuer and Purchasers.)

     Notwithstanding any other provision herein, upon a Change of Control (as defined below), this Warrant shall immediately become exercisable, in whole or in part, from time to time, at any time prior to the Expiration Date. "Change of Control" is defined as (i) the acquisition by another person or group of persons of 35% or more of the outstanding shares of Common Stock of the Issuer (other than through a merger, consolidation or business combination with another physician practice management company approved by the Purchasers), (ii) a majority change in the Board of Directors over a twelve month period, (iii) a merger, consolidation, or other similar transaction with another entity in which the Issuer is not the surviving entity or in which the Issuer's shareholders do not own a majority of the shares in the combined entity or (iv) a sale of all or substantially all of the Issuer's assets.

     The Holder may exercise this Warrant, on one or more occasions, on any Business Day, in whole or in part, by delivering to the Issuer:

     (a) a written notice of the Holder's election to exercise this Warrant, which notice shall specify the number of Stock Units to be purchased (the "Exercise Notice");

     (b) payment of the aggregate Exercise Price for the number of Stock Units as to which this Warrant is being exercised (payable as set forth below); and

     (c)  this Warrant.

     The Exercise Price shall be payable (a) in cash or by certified or official bank check payable to the order of the Issuer or by wire transfer of immediately available funds to the account of the Issuer or (b) by delivery of this Warrant Certificate to the Issuer for cancellation in accordance with the following formula: in exchange for each share of Warrant Stock issuable on exercise of each Warrant represented by this Warrant Certificate that is being exercised, the Holder shall receive such number of shares of Warrant Stock as is equal to the product of (i) the number of shares of Warrant Stock issuable upon exercise of the Warrants being exercised at such time multiplied by (ii) a fraction, the numerator or which is the fair market value per share of Warrant Stock at such time minus the Exercise Price per share of Warrant Stock at such time, and the denominator of which is the fair market value per share of Warrant Stock at such time. Such Exercise Notice shall be substantially in the form of Schedule A hereto. Upon receipt thereof, the Issuer shall, as promptly as practicable and in any event within five Business Days thereafter, execute or cause to be executed and deliver or cause to be delivered to the Holder a certificate or certificates representing the aggregate number of Warrant Stock and other securities issuable upon such exercise and any other property to which such Holder is entitled.

     The certificate or certificates for Warrant Stock so delivered shall be in such denominations as may be specified in the Exercise Notice and shall be registered in the name of the Holder or such other name or names as shall be designated in such Exercise Notice. Such certificate or certificates shall be deemed to have been issued and the Holder or any other Person so designated to be named therein shall be deemed to have become a Holder of record of Warrant Stock, including, to the extent permitted by law, the right to vote Warrant Stock or to consent or to receive notice as a Shareholder, as of the date on which the last of the Exercise Notice, payment of the Exercise Price and this Warrant is received by the Issuer as aforesaid, and all taxes required to be paid by the Holder, if any, pursuant to the Warrant Agreement, prior to the issuance of Warrant Stock have been paid. If this Warrant shall have been exercised only in part, the Issuer shall, at the time of delivery of the certificate or certificates representing Warrant Stock and other securities, execute and deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Stock Units called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant, or, at the request of the Holder, appropriate notation may be made on this Warrant and the same returned to the Holder.

     The Issuer shall not be required to issue a fractional amount of Warrant Stock upon exercise of this Warrant. As to any fraction of a share of Warrant Stock which the Holder would otherwise be entitled to purchase upon such exercise the Issuer shall pay a cash adjustment in respect of such final fraction in an amount equal to the same fraction of the fair market value per share of Warrant Stock on the date of exercise.

     THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

     IN WITNESS WHEREOF, the Issuer has duly executed this Warrant.

Dated:

                                      INTEGRATED ORTHOPAEDICS, INC.


                                      By:_________________________________
                                      Name:_______________________________
                                      Title:______________________________
Attest:

__________________________________
Secretary

                                                                      Schedule A
                                                                              to
                                                                         Warrant

                                FORM OF EXERCISE

                (To be executed by the registered Holder hereof)

     The undersigned registered owner of this Warrant irrevocably [exercises this Warrant for the purchase of _______ Stock Units of INTEGRATED ORTHOPAEDICS, INC. and herewith makes payment therefor, all at the price and on the terms and conditions specified in this Warrant], [exchanges this Warrant for _______ Stock Units of INTEGRATED ORTHOPAEDICS, INC., all on the terms and conditions specified in this Warrant,] and requests that certificates for the shares of Warrant Stock be issued in accordance with the instructions given below, and, if such Stock Units shall not include all of the Stock Units to which the Holder is entitled under this Warrant, that a new Warrant of like tenor and date for the unpurchased balance of the Stock Units issuable hereunder be delivered to the undersigned.

Dated:__________________________

                                   ___________________________________________
                                   (Signature of Registered Holder)


Instructions for issuance and
registration of Warrant Stock:


____________________________________
Name of Registered Holder
(please print)

Social Security or Other Identifying
Number:_____________________________

Please deliver certificate to
the following address:


____________________________________
          Street


____________________________________
City, State and Zip Code

                                                                      Schedule B
                                                                              to
                                                                         Warrant


                              EXPIRATION SCHEDULE


     The following expiration schedule is for all Warrants issued pursuant to the Warrant Agreement. If more that one Warrant is issued pursuant thereto, the number of Stock Units Expiring below shall be adjusted in each Warrant pro rata among the several Warrants issued.

     Actual 1998 Revenue(1)                   Stock Units Expiring
     -------------------                      --------------------

     $48.1 million or less                    none

     More than $48.1 million but              *
     less than $51.3 million

     $51.3 million or more                    1,250,000
     -------------------
     * One Stock Unit shall expire for every $2.56 of Revenue in excess of $48.1 million, but in no event shall more than 1,250,000 Stock Units expire.


     Actual 1998 EBITDA(1)                    Stock Units Expiring
     ------------------                       --------------------

     $7.6 million or less                     none

     More than $7.6 million but               *
     less than $8.1 million

     $8.1 million or more                     1,250,000
     -------------------
     * One Stock Unit shall expire for every $0.40 of EBITDA in excess of $7.6 million, but in no event shall more than 1,250,000 Stock Units expire.


     Actual 1999 Revenue(2)                   Stock Units Expiring
     -------------------                      --------------------

     $115.5 million or less                   none

     More than $115.5 million but             *
     less than $138.7 million

     $138.7 million or more                   1,250,000
     -------------------
     * One Stock Unit shall expire for every $18.56 of Revenue in excess of $115.5 million, but in no event shall more than 1,250,000 Stock Units expire.

     Actual 1999 EBITDA(2)                    Stock Units Expiring
     ------------------                       --------------------

     $22.5 million or less                    none

     More than $22.5 million but              *
     less than $26.9 million

     $26.9 million or more                    1,250,000
      -------------------
     * One Stock Unit shall expire for every $3.52 of EBITDA in excess of $22.5 million, but in no event shall more than 1,250,000 Stock Units expire.

----------------------------
(1) As determined after application of Positive Carryback or Negative Carryback (as such terms are defined below).

(2) As determined after application of Positive Carryforward or Negative Carryforward (as such terms are defined below).

For purposes of calculating expired Stock Units pursuant to the foregoing tables, the following provisions shall apply:

     (a) if 1998 Revenue is greater than $51.3 million or 1998 EBITDA is greater than $8.1 million, the amount of such overage shall be carried forward (a "Positive Carryforward") and added to 1999 Revenue or 1999 EBITDA, as the case may be;

     (b) if 1998 Revenue is less than $48.1 million or 1998 EBITDA is less than $7.6 million, the amount of such shortfall shall be carried forward (a "Negative Carryforward") and subtracted from 1999 Revenue or 1999 EBITDA, as the case may be;

     (c) if 1999 Revenue is greater than $138.7 million or 1999 EBITDA is greater than $26.9 million, the amount of such overage shall be carried back (a "Positive Carryback") and added to 1998 Revenue or 1998 EBITDA, as the case may be; and

     (d) if 1999 Revenue is less than $115.5 million or 1998 EBITDA is less than $22.5 million, the amount of such shortfall shall be carried back (a "Negative Carryback") and subtracted from 1998 Revenue or 1998 EBITDA, as the case may be.

          Expiring Warrants for all periods pursuant to the foregoing tables may be determined only after the Issuer's audited financial statements for the year ended December 31, 1999 are delivered because of the impact of Positive Carrybacks or Negative Carrybacks.

                                                                         Annex 2
                                                                              To
                                                               Warrant Agreement

                               FORM OF ASSIGNMENT

                (To be executed by the registered Holder hereof)


     FOR VALUE RECEIVED the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the assignee named below all the rights of the undesigned under this Warrant with respect to the number of shares of Warrant Stock covered thereby set forth hereinbelow unto:

                                                           Number of Shares
Name of Assignee               Address                     of Warrant Stock
--------------------------------------------------------------------------------







Dated:_____________

                              ____________________________________________
                              Signature of Registered Holder



                              ____________________________________________
                              Name of Registered Holder
                              (Please Print)

Witness:
_____________________